EXHIBIT 99.2



            CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEET
                         (IN THOUSANDS OF DOLLARS)

                                             December 31,     December 31,
                                                 1993             1992

   ASSETS:
    Cash and temporary cash investments   $      62,850     $     91,610
    Receivables - net                           494,426          469,846
    Inventories                                 469,269          479,511
    Prepaid expenses                             22,818           24,622
    Deferred income taxes                        65,064           76,911
      Total Current Assets                    1,114,427        1,142,500

    Timber and timberlands - net              1,838,550        2,011,567
    Property, plant, and equipment - net      5,802,036        5,762,860
    Other assets and deferred charges           387,756          464,505
      Total Assets                         $  9,142,769     $  9,381,432

   LIABILITIES AND SHAREHOLDERS' EQUITY:
    Current installments of
    long-term debt                         $     88,052     $     21,147
    Accounts and notes payable
      and accrued liabilities                   679,411           757,092
    Income taxes                                  4,841             8,132
      Total Current Liabilities                 772,304           786,371

    Long-term debt                            3,316,165         3,290,875
    Other liabilities                           672,788           637,275
    Deferred income taxes                     1,077,234         1,159,244
    Minority interest in subsidiaries            54,160            48,864
    Preference stock, $92.50
      cumulative series                         300,000           300,000
    Shareholders' Equity                      2,950,118         3,158,803
      Total Liabilities and
      Shareholders' Equity                  $ 9,142,769     $   9,381,432